PZENA INVESTMENT MANAGEMENT, INC. ANNOUNCES
THE APPOINTMENT OF CHARLES D. JOHNSTON TO BOARD OF DIRECTORS

New York, NY, January 30, 2014: Pzena Investment Management, Inc. (NYSE:PZN) announced today that Mr. Charles D. Johnston, a long-time leader in the wealth management industry, has been appointed to its Board of Directors effective February 5, 2014. He will serve as an independent member of the Board, as well as on its Audit, Compensation, and Nominating and Corporate Governance Committees.
Mr. Johnston joins the Company’s Board of Directors to fill the vacancy created by the resignation of Ronald W. Tysoe, who stepped down from Pzena Investment Management, Inc.’s Board of Directors to focus on other business commitments.
It is anticipated that Mr. Johnston will stand for election at the 2014 annual meeting of shareholders, along with the Company’s six other directors.
Mr. Pzena said, “We are extremely pleased that Charlie has agreed to lend his considerable talents and expertise to our Board. His breadth of experience will be invaluable to our firm.”
BIOGRAPHY OF CHARLES D. JOHNSTON
Mr. Johnston most recently served as President of Morgan Stanley Smith Barney, from 2009 to 2011, helping to oversee the largest merger ever completed in the retail brokerage industry. From 2004 to 2009, he was President and Chief Executive Officer of Smith Barney. During his tenure, Smith Barney was one of the most profitable full-service retail brokerage firms in the industry. He served as a Divisional Director of Smith Barney from 1999-2003 responsible for one-quarter of the firm’s retail brokerage business. Mr. Johnston is a past member of Morgan Stanley’s Operating and Management Committees, as well as Citigroup’s Management Committee, and is a regular speaker at industry events.
Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.
Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 12, 2013, and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.
The company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-583-1600 or bachman@pzena.com.